                                                                    EXHIBIT 12.1


                     CKE RESTAURANTS, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                             Forty Weeks Ended
                                                        ---------------------------
                                                        November 1,     November 2,
                                                           1999            1998
                                                        -----------     -----------
   Earnings before fixed charges:
       Income before income taxes and
         extraordinary item...........................   $ 53,247        $102,606
       Fixed charges..................................     66,824          58,295
                                                         --------        --------
                                                         $120,071        $160,901
                                                         ========        ========
   Fixed charges:
       Interest expense...............................   $ 42,968        $ 32,764
       Interest component of rent expense (1).........     23,856          25,531
                                                         --------        --------
                                                         $ 66,824        $ 58,295
                                                         ========        ========

   Ratio of earnings to fixed charges.................       1.8x            2.8x
                                                         ========        ========

------------

(1)  Calculated as one-third of total rent expense